UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2006

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-6920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2006, Applied Materials, Inc. (“Applied”) entered into a U.S. $100,000,000 364-Day Credit Agreement (“Credit Agreement”) with Citicorp USA, Inc., as lender. The Credit Agreement becomes effective on September 17, 2006 and replaces a $250,000,000 credit facility expiring on September 17, 2006.

The Credit Agreement provides for borrowings (advances) not to exceed U.S. $100,000,000 at interest rates keyed to one of various rates selected by Applied for each advance, plus, in certain cases, an applicable margin and/or a utilization fee. The Credit Agreement also requires payment of certain customary fees and expenses. Advances under the Credit Agreement will be unsecured.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type. The Credit Agreement also requires maintenance of a funded debt to adjusted earnings ratio. A default under the Credit Agreement may be triggered by events such as a failure to comply with covenants, a failure to pay certain financial obligations, or an acceleration of certain debt obligations. A default under the Credit Agreement would permit the lender to require repayment of any outstanding amounts.

Any advances under the Credit Agreement are expected to be used by Applied for general corporate purposes. The Credit Agreement is scheduled to expire on September 16, 2007, at which time all outstanding amounts will become due and payable.

The lender and certain of its affiliates have engaged in, and in the future may engage in, banking and other transactions with Applied, including previous credit facilities. These parties have received, and in the future may receive, customary compensation from Applied for these services.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on September 14, 2006, Applied entered into the Credit Agreement. The information set forth in Item 1.01 is incorporated herein by reference. Applied has not received any advances under the Credit Agreement as of this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: September 14, 2006

	By:	/s/ Joseph J. Sweeney

Joseph J. Sweeney Senior Vice President, General Counsel and Corporate Secretary